UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2007
SUPERIOR OFFSHORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33412 (Commission File Number)	72-1264943 (I.R.S. Employer Identification No.)
717 Texas Avenue, Suite 3150
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 910-1875
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 8.01     Other Events.
     Superior Offshore International, Inc. (the “Company”) has entered into a letter of intent, dated December 14, 2007 (the “LOI”), with an international provider of offshore supply vessels serving the offshore oil and natural gas industry (the “Purchaser”), pursuant to which the Company would agree to sell to the Purchaser the Superior Achiever, a DP III deepwater construction and dive support vessel that is scheduled to be delivered in the second half of 2008. The Purchaser would agree to time charter the Superior Achiever or another acceptable vessel to the Company for a five-year term, with the Company having the option to terminate the charter on a six-month rolling basis. The LOI also provides that the Company and the Purchaser would agree to negotiate in good faith toward the establishment of a non-exclusive joint marketing and cooperation agreement and that the parties would endeavor to seek mutually beneficial business opportunities utilizing the complementary joint resources of both parties. The Company expects to realize proceeds of over $70.0 million from the sale of the vessel, which would be used to repay in full the $55.0 million, plus interest and any other obligations, currently outstanding under the Company’s existing senior secured term loan (the “Term Loan”) with Fortis Capital Corp. (“Fortis”). The Company expects to use the balance of the proceeds for general corporate purposes. Upon consummation of the sale, the Company expects to have no outstanding term debt. In addition, the Company expects that its previously projected capital expenditures for 2008 will be reduced by over $30 million as a result of selling the Superior Achiever. The LOI is exclusive and non-binding, except as to certain limited provisions, and is subject to the parties’ further agreement with respect to certain material terms and the execution of definitive agreements relating to the sale and charter of the vessel. The Company expects to close the sale on or before January 21, 2008.
     Fortis has consented to the sale of the Superior Achiever on the terms set forth in the LOI and has agreed to extend its previously disclosed waiver with respect to the Company’s compliance with certain covenants under the Term Loan through January 21, 2008, which is the termination date of the LOI.
     Separately, AIG Commercial Equipment Finance, Inc. (“AIGCEF”) has notified the Company that AIGCEF has elected not to proceed with the five-year, $80.0 million senior secured credit facility contemplated by the commitment letter, dated November 30, 2007, between the Company and AIGCEF, which had been intended to replace the Term Loan.
     For additional information regarding the Company’s Term Loan and liquidity needs, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long Term Debt” and “—Liquidity Needs” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 filed with the Securities and Exchange Commission on November 19, 2007.
Forward Looking Statements
     Certain statements contained in this report are forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include the Company’s expectations concerning the expected consummation of the sale of the Superior Achiever, the expected uses of proceeds from the sale of the Superior Achiever; the expected terms of the definitive agreements relating to the sale of the Superior Achiever and the charter of the Superior Achiever or a comparable vessel, the expected closing date of the transaction and the expected capital expenditures for 2008. Although the Company currently expects to consummate the sale of the Superior Achiever, there can be no assurance that the sale will be consummated as the LOI is generally non-binding, the parties might not reach agreement on all of the terms, the parties may elect not to enter into definitive agreements and the conditions included in those agreements may not be satisfied. For a further discussion of risks facing the Company, please read the factors described under the caption “Risk Factors” in the Company’s Prospectus, dated April 19, 2007 and filed with the SEC on April 20, 2007, and the Company’s other filings with the SEC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Dated: December 19, 2007	By:	/s/ Roger D. Burks
Roger D. Burks
Executive Vice President, Chief Financial and Administrative Officer